Exhibit 99.1

Digi International Reports Second Fiscal Quarter 2015 Results
Revenue for Second Fiscal Quarter 2015 Increased by 15.8% from Same Period in Fiscal 2014
Operating Income Improves Sequentially from First Fiscal Quarter 2015
(Minneapolis, MN, April 23, 2015) - Digi International® Inc. (NASDAQ: DGII) reported revenue of $53.2 million for the second fiscal quarter of 2015, compared with $45.9 million for the second fiscal quarter of 2014, an increase of $7.3 million, or 15.8%. Net income for the second fiscal quarter of 2015 was $1.4 million, or $0.06 per diluted share, compared to net income of $0.7 million, or $0.03 per diluted share, in the prior year comparable quarter.
Non-GAAP net income for the second fiscal quarter of 2015 was $1.1 million, or $0.04 per diluted share, compared to non-GAAP net loss for the second fiscal quarter of 2014 of $0.4 million, or $0.01 loss per diluted share. Non-GAAP net income for the second fiscal quarter of 2015 excludes restructuring charges of $0.3 million, net of tax, announced in February 2015, and proceeds received from an insurance recovery of $0.7 million, net of tax. Non-GAAP net income for the second quarter of fiscal 2014 excludes discrete tax benefits of $1.1 million. The reconciliation of GAAP net income to non-GAAP net income is provided later in this release.
"Changes made in the second quarter to focus the company and improve execution are yielding positive results. We lowered our cost structure with our restructuring in February. Revenue from our cellular and RF product lines was particularly strong, and our services revenue improved from the first quarter," said Ron Konezny, President and Chief Executive Officer. "We've recovered from the fire experienced at our subcontract manufacturing location in Thailand and we're back to normal delivery times," continued Mr. Konezny. "The team is working hard to leverage the momentum we have created."
Below is a table setting forth certain GAAP and non-GAAP results:

GAAP Results
(in thousands, except per share data)	Q2 2015	Q2 2014	YTD 2015	YTD 2014
Total Revenue	$53,151	$45,882	$101,874	$93,204
Gross Profit	$24,078	$21,780	$46,000	$44,688
Gross Margin	45.3%	47.5%	45.2%	47.9%
Operating Income (Loss)	$942	$(649)	$(678)	$(21)
Operating Income (Loss) as % of Total Revenue	1.8%	(1.4)%	(0.7)%	—%
Net Income	$1,446	$738	$1,107	$1,426
Net Income per Diluted Share	$0.06	$0.03	$0.04	$0.05

Non-GAAP Results*
(in thousands, except per share data)	Q2 2015	Q2 2014	YTD 2015	YTD 2014
Net Income (Loss)	$1,125	$(367)	$298	$159
Net Income (Loss) per Diluted Share	$0.04	$(0.01)	$0.01	$0.01

Adjusted EBITDA	$2,712	$1,242	$3,002	$3,812
Adjusted EBITDA as % of Total Revenue	5.1%	2.7%	2.9%	4.1%
* A table with a detailed reconciliation to non-GAAP information is provided at the end of this earnings release.

Digi International Reports Second Fiscal Quarter 2015 Results

Business Results for the Three Months Ended March 31, 2015 and 2014

Revenue Detail QTD
(in thousands)	Q2 2015	Q2 2014	Change	% Change
Growth hardware	$30,376	$20,815	$9,561	45.9
Mature hardware	17,732	19,745	(2,013)	(10.2)
Total product revenue	48,108	40,560	7,548	18.6
Service	5,043	5,322	(279)	(5.2)
Total revenue	$53,151	$45,882	$7,269	15.8

North America, primarily United States	$32,388	$27,352	$5,036	18.4
Europe, Middle East and Africa	12,383	11,943	440	3.7
Asia	5,714	4,996	718	14.4
Latin America	2,666	1,591	1,075	67.6
Total revenue	$53,151	$45,882	$7,269	15.8
Total revenue grew 15.8% to $53.2 million in the second fiscal quarter of 2015 from $45.9 million in the second fiscal quarter of 2014.

•
Product revenue increased by $7.6 million, or 18.6%, in the second fiscal quarter of 2015 compared to the prior year's comparable quarter, driven primarily by cellular router and gateway products and RF modules. We estimate that approximately $1.5 million of revenue recorded in the second fiscal quarter of 2015 was a result of orders that were delayed from the first fiscal quarter of 2015 that could not be fulfilled due to the impact of the fire at our subcontract manufacturing location.

•	Service revenue decreased by $0.3 million, or 5.2%, in the second fiscal quarter of 2015 compared to the prior year's comparable quarter.

•
Total revenue in the second fiscal quarter of 2015 was unfavorably impacted by foreign currency translation of $1.1 million when compared to the same period in the prior fiscal year as a result of the weakening of the Euro and British Pound.

Gross profit was $24.1 million, or 45.3% of revenue, in the second fiscal quarter of 2015 compared to $21.8 million, or 47.5% of revenue, in the same period of the prior year, an increase of $2.3 million.

•
Hardware product gross margin was 47.0% in the second fiscal quarter of 2015 compared to 50.7% in the same quarter in the prior year. Gross margin was negatively impacted by product mix, as revenue from mature hardware products was replaced with revenue from growth hardware products that generally have lower gross margins.

•
Service gross margin for the second fiscal quarter of 2015 was 29.1% compared to 23.1% in the same quarter in the prior year, resulting from improved utilization of consulting labor in connection with the restructuring.

Operating expenses were $23.1 million, or 43.5% of revenue in the second fiscal quarter of 2015, compared to $22.4 million, or 48.9% of revenue in the same quarter in the prior year. Operating expenses for the second fiscal quarter of 2015 included approximately $0.5 million for restructuring of our India and Etherios operations. We closed our India office in March, resulting in a restructuring charge of $0.2 million for severance in connection with a reduction in force of 38 employees. We also restructured our Etherios operations, reflecting our refocus on CRM and service cloud implementations. We scaled the business to current and expected revenue levels resulting in a workforce reduction of 21 employees and a severance charge of $0.3 million.
Operating income for the second fiscal quarter of 2015 was $0.9 million as compared to an operating loss of $0.7 million for the second fiscal quarter of 2014. This $1.6 million increase in operating income resulted from an increase in gross profit of $2.3 million, partially offset by an increase in operating expenses of $0.7 million. Operating income for the second fiscal quarter of 2015 included the aforementioned restructuring expenses of $0.5 million.

Digi International Reports Second Fiscal Quarter 2015 Results

Other income, net of $1.4 million included approximately $1.0 million of insurance proceeds related to the replacement of our capital equipment destroyed in the fire at our subcontract manufacturer’s location. Other income, net also included foreign currency transaction net gains and interest income.
Net income was $1.4 million in the second fiscal quarter of 2015, or $0.06 per diluted share, compared to $0.7 million of net income, or $0.03 per diluted share, in the second fiscal quarter of 2014.

•	Net income in the second fiscal quarter of 2015 was reduced by a restructuring charge of $0.3 million, net of tax, or $0.01 per diluted share.

•	Net income in the second fiscal quarter of 2015 included insurance proceeds of $0.7 million, net of tax, or $0.03 per diluted share.

•
Net income in the second fiscal quarter of 2014 included a discrete tax benefit of $1.1 million, or $0.04 per diluted share, resulting from the remeasurement and reversal of certain tax reserves in conjunction with the settlement of a federal income tax audit.

Non-GAAP net income, including the adjustments listed above, was $1.1 million in the second fiscal quarter of 2015, or $0.04 per diluted share, compared to Non-GAAP net loss, including the adjustment listed above, which was $0.4 million in the second fiscal quarter of 2014, or $0.01 loss per diluted share.
Adjusted EBITDA (Earnings Before Insurance Proceeds, Interest, Taxes, Depreciation and Amortization) in the second fiscal quarter of 2015 was $2.7 million, or 5.1% of net sales, compared to $1.2 million, or 2.7% of net sales, in the second fiscal quarter of 2014. See Reconciliation of Net Income to Earnings Before Insurance Proceeds, Interest, Taxes, Depreciation and Amortization later in this earnings release.
Business Results for the Six Months Ended March 31, 2015 and 2014

Revenue Detail YTD
(in thousands)	Q2 2015	Q2 2014	Change	% Change
Growth hardware	$56,226	$42,618	$13,608	31.9
Mature hardware	36,815	39,931	(3,116)	(7.8)
Total product revenue	93,041	82,549	10,492	12.7
Service	8,833	10,655	(1,822)	(17.1)
Total revenue	$101,874	$93,204	$8,670	9.3

North America, primarily United States	$63,101	$56,789	$6,312	11.1
Europe, Middle East and Africa	23,614	23,540	74	0.3
Asia	11,117	10,069	1,048	10.4
Latin America	4,042	2,806	1,236	44.0
Total revenue	$101,874	$93,204	$8,670	9.3
Total revenue grew 9.3% to $101.9 million in the first six months of fiscal 2015 from $93.2 million in the first six months of fiscal 2014.

•
Product revenue increased by $10.5 million, or 12.7%, in the first six months of fiscal 2015 compared to the prior year's comparable period, driven primarily by cellular router and gateway products and RF modules.

•	Service revenue decreased by $1.8 million, or 17.1%, in the first six months of fiscal 2015 compared to the prior year's comparable period as a result of completing fewer contracts.

•
Total revenue in the first six months of 2015 was unfavorably impacted by foreign currency translation of $1.5 million when compared to the same period in the prior fiscal year as a result of the weakening of the Euro and British Pound.

Digi International Reports Second Fiscal Quarter 2015 Results

Operating loss for the first six months of fiscal 2015 was $0.7 million as compared to an operating loss of $0.02 million for the first six months of fiscal 2014. Operating loss increased by $0.7 million and resulted from an increase in operating expenses of $2.0 million, partially offset by an increase in gross profit of $1.3 million. Operating loss for the first six months of fiscal 2015 includes the aforementioned restructuring expenses of $0.5 million.
Net income was $1.1 million in the first half of fiscal 2015, or $0.04 per diluted share, compared to $1.4 million of net income, or $0.05 per diluted share, in the first half of fiscal 2014. Non-GAAP net income was $0.3 million in the first half of 2015, or $0.01 per diluted share, compared to $0.2 million of net income in the first half of 2014, or $0.01 per diluted share. Please refer to the Reconciliation of Net Income and Net Income per Diluted Share to Non-GAAP Net Income (Loss) and Net Income (Loss) per Diluted Share later in this earnings release.
Adjusted EBITDA (Earnings Before Insurance Proceeds, Interest, Taxes, Depreciation and Amortization) in the first half of fiscal 2015 was $3.0 million, or 2.9% of net sales, compared to $3.8 million, or 4.1% of net sales, in the first half of fiscal 2014. See Reconciliation of Net Income to Earnings Before Insurance Proceeds, Interest, Taxes, Depreciation and Amortization later in this earnings release.
Balance Sheet, Liquidity and Capital Structure
We continue to maintain a strong balance sheet, highlighted by:

•
Our cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $92.4 million at March 31, 2015, an increase of $0.4 million over the comparable balance at September 30, 2014.

•	We had no debt on the balance sheet as of March 31, 2015.

•	At March 31, 2015, our current ratio was 6.9 to 1 compared to 6.8 to 1 at September 30, 2014.
Customer Highlights:

•
Contour Networks’ industry-first PCI Certified Private Cellular Network provides ATM, Point-of-Sale (POS), vending, and healthcare kiosk customers with the opportunity to avoid costly regulatory audits, while keeping their customers’ information safe and their brands protected. The global network and payment provider selected Digi TransPort® WR11 and WR21 routers to provide consistent uptime and reliability to its global portfolio.

•
IGT, the world's largest lottery business, was chosen by the government of Mexico to provide 11,000 new lottery terminals equipped with Digi TransPort® WR cellular routers for terminal connectivity. The new lottery units will replace current kiosks throughout the country and provide instant ticket and draw-based games.

•
One of America's leading rail transportation companies has once again partnered with Digi. By selecting Digi’s TransPort® WR21 4G LTE router, the organization will replace costly wireline solutions that were becoming a burden to support. Digi’s LTE cellular routers allow a drop-in, dedicated connection across the entire network, spanning 32,000 miles. The Digi technology will also provide improved data transfer rates and cost savings over existing hard-wired legacy connections.

•
A pioneer of home and business security technology with more than 25 brands sold in nearly 130 countries has selected the Digi ConnectCard™ for i.MX28 to leverage wireless capabilities for remote operation of digital locks in order to improve security and efficiency in facilities.

•
A leading manufacturer and distributor of innovative sensing solutions including thermal imaging systems, visible-light imaging systems and measurement and diagnostic systems chose to design Digi International’s ConnectCore® CC6 into a new range of thermal image cameras for professional and commercial markets.

•
Seattle Sports Sciences, Inc. changes how soccer teams train with their flagship product, the SideKick® soccer training machine. Now, as a result of their collaboration with Digi International, they will release their next generation of products, a revolutionary control and automation suite under the ISOTechne™ brand. ISOTechne™ supports pre-defined programs that combine delivery of the ball with movement of players and skill in playing the ball. By utilizing Digi Wireless Design Services' expertise and Digi XBee® technology, Seattle Sport Sciences has

Digi International Reports Second Fiscal Quarter 2015 Results

created a system of targets that the player runs to as each ball is fired. The ball launch system controls ball direction, speed and ball spin. Wireless sensors precisely track the player's response. For the first time ever, coaches are able to immediately and objectively compare players' performance under nearly identical conditions. Seattle Sport Sciences engages many of the marquee sports programs in the world to redefine training sequences and performance metrics.

Reconciliation of Net Income and Net Income per Diluted Share
to Non-GAAP Net Income (Loss) and Net Income (Loss) per Diluted Share
(In thousands of dollars, except per share amounts)

	Three months ended March 31,				Six months ended March 31,
	2015		2014		2015		2014
Net income and net income per common share, diluted	$1,446	$0.06	$738	$0.03	$1,107	$0.04	$1,426	$0.05
Restructuring reserve, net of taxes	337	0.01	—	—	337	0.01	53	NM
Proceeds from insurance recovery, net of taxes	(659)	(0.03)	—	—	(659)	(0.03)	—	—
Discrete tax benefits for extended research and development tax credits and expiration of statute of limitations in various tax jurisdictions, and re-measurement and reversal of certain tax reserves as a result of a federal income tax audit	1	NM	(1,105)	(0.04)	(487)	(0.02)	(1,320)	(0.05)
Non-GAAP net income (loss) and net income (loss) per diluted share*	$1,125	$0.04	$(367)	$(0.01)	$298	$0.01	$159	$0.01
Diluted weighted average common shares		25,273		26,144		24,816		26,189
NM means Not Meaningful
*Earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers.

Reconciliation of Net Income to Earnings Before Insurance Proceeds, Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(In thousands of dollars)

	Three months ended March 31,				Six months ended March 31,
	2015		2014		2015		2014
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$53,151	100.0%	$45,882	100.0%	$101,874	100.0%	$93,204	100.0%

Net income	$1,446		$738		$1,107		$1,426
Recovery of insurance proceeds	(1,014)		—		(1,014)		—
Interest income, net	(54)		(49)		(92)		(92)
Income tax provision (benefit)	874		(1,317)		19		(1,241)
Depreciation and amortization	1,460		1,870		2,982		3,719
Adjusted EBITDA*	$2,712	5.1%	$1,242	2.7%	$3,002	2.9%	$3,812	4.1%
*Percentages presented may not add due to use of rounded numbers.

Digi International Reports Second Fiscal Quarter 2015 Results

Guidance
For the third fiscal quarter of 2015, we project revenue in a range of $51 million to $54 million. We project net income per diluted share to be in a range of $0.02 to $0.05 for the third fiscal quarter of 2015.
For the full fiscal year 2015, we have narrowed our guidance range and project revenue of $203 million to $210 million and net income per diluted share to be in a range of $0.07 to $0.15.
Second Fiscal Quarter 2015 Conference Call Details
As announced on April 9, 2015, Digi will discuss its second quarter results on a conference call on Thursday, April 23, 2015 after market close at 5:00 p.m. EDT (4:00 p.m. CDT). The call will be hosted by Ron Konezny, President and Chief Executive Officer.
Digi invites all those interested in hearing management's discussion of its quarter to join the call by dialing (844) 241-1224 and entering passcode 22791819. International participants may access the call by dialing (262) 912-4765 and entering passcode 22791819. A replay will be available within approximately two hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 22791819 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. The webcast will remain on our website for one week after the live session is completed.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International® Inc., please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International is the M2M solutions expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry's broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi’s entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi’s website at www.digi.com, or call 877-912-3444 (U.S.), or 952-912-3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2014 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us

Digi International Reports Second Fiscal Quarter 2015 Results

or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes non-GAAP net income (loss) and net income (loss) per diluted share, respectively, and earnings before insurance proceeds, interest, taxes, depreciation and amortization (Adjusted EBITDA), which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income (loss), for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and net income (loss) and net income (loss) per diluted share, respectively, exclusive of such items as reversals of tax reserves and discrete tax benefits, restructuring, and income from insurance proceeds permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measure to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. Adjusted EBITDA is also used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.
Investor Contacts:

Steve Snyder	Tom Caden
Digi International	Dian Griesel Int'l.
952-912-3637	212-825-3210
Email: steve.snyder@digi.com	Email: tcaden@dgicomm.com

For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Second Fiscal Quarter 2015 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2015	2014	2015	2014
Revenue:
Hardware product	$48,108	$40,560	$93,041	$82,549
Service	5,043	5,322	8,833	10,655
Total revenue	53,151	45,882	101,874	93,204
Cost of sales:
Cost of hardware product	25,498	20,012	48,610	40,275
Cost of service	3,575	4,090	7,264	8,241
Total cost of sales	29,073	24,102	55,874	48,516
Gross profit	24,078	21,780	46,000	44,688
Operating expenses:
Sales and marketing	10,299	10,399	21,091	20,618
Research and development	7,779	7,411	15,341	14,668
General and administrative	4,540	4,619	9,728	9,342
Restructuring charges, net	518	—	518	81
Total operating expenses	23,136	22,429	46,678	44,709
Operating income (loss)	942	(649)	(678)	(21)
Other income, net:
Interest income, net	54	49	92	92
Other income, net	1,324	21	1,712	114
Total other income, net	1,378	70	1,804	206
Income (loss) before income taxes	2,320	(579)	1,126	185
Income tax provision (benefit)	874	(1,317)	19	(1,241)
Net income	$1,446	$738	$1,107	$1,426
Net income per common share:
Basic	$0.06	$0.03	$0.05	$0.06
Diluted	$0.06	$0.03	$0.04	$0.05
Weighted average common shares:
Basic	24,492	25,644	24,319	25,680
Diluted	25,273	26,144	24,816	26,189

Digi International Reports Second Fiscal Quarter 2015 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive (Loss) Income
(In thousands)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2015	2014	2015	2014
Net income	$1,446	$738	$1,107	$1,426
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	(3,356)	(181)	(5,729)	162
Change in net unrealized gain (loss) on investments	23	26	(6)	64
Less income tax (provision) benefit	(9)	(10)	2	(25)
Reclassification of realized loss on investments included in net income (1)	1	—	1	—
Other comprehensive (loss) income, net of tax	(3,341)	(165)	(5,732)	201
Comprehensive (loss) income	$(1,895)	$573	$(4,625)	$1,627
(1) Recorded in Other income, net on our Condensed Consolidated Statement of Operations.

Digi International Reports Second Fiscal Quarter 2015 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2015	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$45,657	$47,490
Marketable securities	39,220	32,898
Accounts receivable, net	28,615	28,576
Inventories	33,881	31,247
Deferred tax assets	3,388	3,221
Other	4,877	4,249
Total current assets	155,638	147,681
Marketable securities, long-term	7,550	11,541
Property, equipment and improvements, net	14,617	13,231
Identifiable intangible assets, net	5,348	6,785
Goodwill	101,742	103,398
Deferred tax assets	5,087	7,383
Other	320	440
Total assets	$290,302	$290,459
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,375	$10,451
Accrued compensation	7,677	8,133
Other	3,421	3,170
Total current liabilities	22,473	21,754
Income taxes payable	1,893	2,724
Deferred tax liabilities	322	272
Other noncurrent liabilities	481	411
Total liabilities	25,169	25,161

Total stockholders’ equity	265,133	265,298
Total liabilities and stockholders’ equity	$290,302	$290,459

Digi International Reports Second Fiscal Quarter 2015 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended March 31,
	2015	2014
Operating activities:
Net income	$1,107	$1,426
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	1,445	1,828
Amortization of identifiable intangible assets	1,537	1,891
Stock-based compensation	2,222	2,070
Excess tax benefits from stock-based compensation	—	(44)
Deferred income tax provision (benefit)	2,212	(1,065)
Gain on insurance settlement related to property and equipment	(989)	—
Bad debt/product return provision	518	(151)
Inventory obsolescence	476	409
Restructuring charges, net	518	81
Other	(27)	46
Changes in operating assets and liabilities	(7,459)	(9,681)
Net cash provided by (used in) operating activities	1,560	(3,190)
Investing activities:
Purchase of marketable securities	(22,099)	(5,157)
Proceeds from maturities of marketable securities	19,763	13,778
Proceeds from insurance settlement related to property and equipment	1,014	—
Proceeds from sale of property and equipment	45	—
Purchase of property, equipment, improvements and certain other intangible assets	(3,035)	(1,921)
Net cash (used in) provided by investing activities	(4,312)	6,700
Financing activities:
Excess tax benefits from stock-based compensation	—	44
Proceeds from stock option plan transactions	6,006	3,209
Proceeds from employee stock purchase plan transactions	505	561
Purchases of common stock	(2,339)	(5,416)
Net cash provided by (used in) financing activities	4,172	(1,602)
Effect of exchange rate changes on cash and cash equivalents	(3,253)	329
Net (decrease) increase in cash and cash equivalents	(1,833)	2,237
Cash and cash equivalents, beginning of period	47,490	41,320
Cash and cash equivalents, end of period	$45,657	$43,557